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                                                            Exhibit 10.11




                        SUMMARY OF 1993 BONUS PROGRAM FOR
                            SENIOR CORPORATE STAFF OF
                       UNITED STATES CELLULAR CORPORATION


          The objectives of the 1993 Bonus Program for Senior Corporate Staff (the "1993 Bonus Plan") of United States Cellular Corporation ("USM") are: (i) to provide suitable incentives for the senior corporate management of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to suitably reward USM's senior corporate management team in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented management personnel in positions of critical importance to the success of USM. A team performance award and an individual performance award are available under the 1993 Bonus Plan.

          For target performance on the team and individual categories, the 1993 Bonus Plan was designed to generate a targeted 1993 bonus pool equal to the total of 25% of the aggregate of the base salaries of the Company's executive officers other than the President. Under the 1993 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 1993 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 40% of the aggregate base salaries of the Company's executive officers. At target performance, the bonus pool would be equal to 25% of the aggregate salaries of the Company's executive officers other than the President. Of this percentage, 7.5% represents a targeted individual performance award and a total of 17.5% represents a targeted team bonus award. The targeted team award includes a discretionary team award of 3.5% and an objective award which represents 14% of the targeted award of 25%. The objective performance categories include (i) the increase in net revenue subscribers (4.375% of the targeted award), (ii) the increase in earnings before interest and taxes (7.0% of the targeted award) and (iii) the increase in net service revenues (2.625% of the targeted amount).

          The discretionary team performance category, representing 3.5% of the targeted award of 25%, permits the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by objective team performance categories. The President of USM determines a bonus percentage to award for discretionary team performance and presents his recommendation to the Chairman for his approval. This decision is made in a similar manner to that described above for the base salary decision and is based primarily on an assessment of the team performance in general, considering all facts and circumstances. This award may range from 40% of the targeted award for adequate



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performance on a team level to 160% of the targeted award for outstanding performance on a team level.

          The 1993 Bonus Plan also provides a discretionary individual performance category, representing 7.5% of the targeted percentage of 25%, to permit the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by team performance categories. The President of USM determines a bonus percentage to award for discretionary individual performance and presents his recommendation to the Chairman for his approval. This decision is made based primarily on an assessment of the executive's personal performance. This award may range from 40% of the targeted award for adequate performance on an individual basis to 160% of the targeted award for outstanding performance on an individual basis.